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                                                      EXHIBIT 11

                                      THE MONEY STORE INC. AND SUBSIDIARIES
                                   COMPUTATION OF EARNINGS PER COMMON SHARE (1)

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                                                     Three months ended September 30,  Nine months ended September 30,
                                                     -------------------------------   ----------------------------
(Dollars in thousands, except earnings per common share)  1997             1996            1997           1996
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
PRIMARY EARNINGS PER COMMON SHARE:

     Net income                                          $    35,054    $    22,720     $    91,977    $    55,821
     Less preferred dividends                                  2,242             -            6,726             -
                                                         -----------    -----------    ------------    -----------
         Net income for calculating primary
            earnings per common share                    $    32,812    $    22,720     $    85,251    $    55,821
                                                         ===========    ===========     ===========    ===========

     Average common shares outstanding                    58,194,489     57,540,705      58,020,606     57,083,547
     Add exercise of options reduced by the
         number of shares that could have
         been purchased with the proceeds
         from such exercise                                1,824,411      1,550,088       1,349,084      1,546,440
                                                         -----------    -----------    ------------    -----------
     Average common shares outstanding as adjusted        60,018,900     59,090,793      59,369,690     58,629,987

Primary earnings per common share                       $       0.55    $      0.38     $      1.44    $      0.95
                                                         ===========    ===========     ===========    ===========

FULLY DILUTED EARNINGS PER COMMON SHARE:

     Net income                                          $    35,054    $    22,720      $   91,977    $    55,821
                                                         ===========    ===========     ===========    ===========

     Average common shares outstanding                    58,194,489     57,540,705      58,020,606     57,083,547
     Add preferred stock converted to common               5,215,000                      5,215,000
     Add exercise of options reduced by the
         number of shares that could have
         been purchased with the proceeds
         from such exercise                                1,824,411      1,805,838       1,535,914      1,805,838
                                                         -----------    -----------    ------------    -----------
     Average common shares outstanding as adjusted        65,233,900     59,346,543      64,771,520     58,889,385
                                                         ===========    ===========     ===========    ===========

Fully diluted earnings per common share                  $      0.54    $      0.38     $      1.42    $      0.95
                                                         ===========    ===========     ===========    ===========
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(1)   This presentation is submitted in accordance with Item 601 (b) (11) of
      Regulation S-K.